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                                                                     Exhibit 4.4

                                 AMENDMENT NO. 1
                                     TO THE
                               ROADWAY CORPORATION
                        2001 EMPLOYEE STOCK PURCHASE PLAN

                  Roadway Corporation hereby adopts Amendment No. 1 to the Roadway Corporation 2001 Employee Stock Purchase Plan (the "Plan") effective as set forth below. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.

                                       I.

                  Effective as of January 1, 2002, the first sentence of Section 3 of the Plan is hereby amended to read as follows:

         "All employees (as defined below) of the Company or of any subsidiary (as defined below) of the Company, employees of which have been designated by the Company as eligible to participate in the Plan, who are not executive officers (as defined below) and who have been employed by the Company or by a subsidiary of the Company for 6 months or more on the date of any grant of options pursuant to the Plan shall be offered options under the Plan to purchase the Company's common stock, $.01 par value per share ('Common Stock'), except that no employee shall be granted an option under the Plan, if immediately after the option was granted, such employee would own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company."

                                       II.

                  Effective as of March 27, 2002, the second sentence of
Section 4 of the Plan is hereby deleted and the following is substituted therefor:

         "The aggregate number of shares which may be purchased under the Plan shall not exceed 950,000 shares of Common Stock; provided, however, that such shares (1) may be supplemented by shares of Stock authorized but not granted under the following Company plans: Management Incentive Stock Plan, Equity Ownership Plan, Nonemployee Directors' Stock Option Plan, Nonemployee Directors' Equity and Deferred Compensation Plan and Nonemployee Directors' Equity Ownership Plan ('stock related plans') and (2) shall be reduced by any shares authorized under this Plan


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         designated to be used to grant awards under any other stock related plan in excess of the shares authorized under such other plan. Notwithstanding the foregoing or any provision of any other stock related plan, 150,000 shares of the 950,000 shares of Stock authorized under the Plan shall not be available to supplement shares of Stock authorized under any other stock related plan."

                  EXECUTED this 26th day of April, 2002.

                            ROADWAY CORPORATION

                            By:    /s/John J. Gasparovic
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                            Title: Vice President, General Counsel & Secretary
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